UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2013

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30975 (Commission File Number)

91-1789357 (IRS Employer Identification Number)

12325 Emmet Street Omaha, NE (Address of principal executive offices)	68164 (Zip Code)

(402) 452-5400 (Registrant’s telephone number, including area code)
Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 13, 2013 (the “Effective Date”), Transgenomic, Inc. (“Transgenomic”) entered into a Loan and Security Agreement with Third Security, LLC and its affiliates (the “Lenders”) for (a) a revolving line of credit (the “Revolving Line”) with borrowing availability of up to $4 million, subject to reduction based on Transgenomic’s eligible accounts receivable, and (b) a term loan (the “Term Loan”) of $4 million (the “Loan Agreement”).

Revolving Line of Credit

Amounts advanced under the Revolving Line bear interest at an annual rate equal to the greater of (a) 4.25% or (b) the Wall Street Journal prime rate plus 1%. Interest is payable on a monthly basis, with the balance payable at the maturity of the Revolving Line. Under the Loan Agreement, Transgenomic paid the Lenders an upfront fee of $20,000, and will pay the Lenders an additional commitment fee of $20,000 on each anniversary of the Effective Date during the term of the Revolving Line. In addition, a fee of 0.5% per year is payable quarterly on the unused portion of the Revolving Line. The Revolving Line matures on September 1, 2016.

Term Loan

Transgenomic received $4 million under the Term Loan on the Effective Date. Transgenomic is required to make interest-only payments under the Term Loan through December 31, 2013 and principal and interest payments on a monthly basis, beginning on January 1, 2014, over 33 months using a straight-line amortization rate. Interest under the Term Loan will accrue at the annual rate of one month LIBOR plus 6.1%, subject to a LIBOR floor of 3%.

Transgenomic paid the Lenders an upfront fee of $40,000 for the Term Loan, and will pay the Lenders an additional final payment of $120,000 at maturity or prepayment of the Term Loan. In addition, if Transgenomic repays the Term Loan prior to maturity, it will pay the Lenders a prepayment penalty of 5% of the total outstanding balance under the Term Loan if the prepayment occurs within one year after the Effective Date, 2.5% of the total outstanding balance under the Term Loan if the prepayment occurs between one and two years after the Effective Date, and 1% of the total outstanding balance under the Term Loan if the prepayment occurs thereafter.

Additional Terms

The Loan Agreement contains affirmative and negative covenants reasonably customary for similar credit facilities. Under the Term Loan, Transgenomic is required to maintain a minimum liquidity ratio and achieve a minimum amount of revenue, and Transgenomic also agreed not to (i) pledge or otherwise encumber its assets other than to the Lenders, (ii) enter into additional borrowings or guarantees, (iii) repurchase its capital stock, or (iv) enter into certain mergers or acquisitions without the Lenders’ consent.

To secure the repayment of any amounts borrowed under the Revolving Line and the Term Loan, Transgenomic granted the Lenders a security interest in all of Transgenomic’s assets. The occurrence of an event of default under the Loan Agreement could result in the acceleration of Transgenomic’s obligations under the agreement and would increase the applicable interest rate under the Revolving Line or the Term Loan (or both) by 5%, and permit the Lenders to exercise remedies with respect to the collateral under the Loan Agreement.

The foregoing description of the Loan Agreement does not purport to be a complete description of all terms of the Loan Agreement and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to Transgenomic’s Annual Report on Form 10-K for the year ended December 31, 2012.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

On March 13, 2013, Transgenomic issued the press release attached hereto as Exhibit 99.1 regarding the Loan Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by Transgenomic, Inc. on March 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSGENOMIC, INC.
March 13, 2013

By /s/ Mark P. Colonnese Mark P. Colonnese Executive Vice President and Chief Financial Officer